As filed with the Securities and Exchange Commission on March 19, 2012

Registration No. 333-153356

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 13

TO

FORM S-11

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

(Exact name of registrant as specified in governing instruments)

2901 Butterfield Road
Oak Brook, Illinois 60523
(630) 218-8000

(Address, including zip code, and telephone number, including, area code of principal executive offices)

The Corporation Trust, Inc.
300 East Lombard Street
Baltimore, Maryland  21202
(410) 539-2837

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Michael J. Choate, Esq.	Robert H. Baum
Shefsky & Froelich Ltd.	Executive Vice President and
111 East Wacker Drive	General Counsel
Suite 2800	The Inland Real Estate Group, Inc.
Chicago, Illinois 60601	2901 Butterfield Road
(312) 836-4066	Oak Brook, Illinois 60523
(630) 218-8000

Approximate Date of Commencement of Proposed Sale to the Public: This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. X (Registration No. 333-153356)

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company”  in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	X	Smaller reporting company	☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 13 to Form S-11 Registration Statement (Registration No. 333-153356) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.  No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II as set forth below.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.  Consolidated Financial Statements and Exhibits

(b)  Exhibits.  The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on the 19th day of March, 2012.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

By:	/s/ Barry L. Lazarus
Name:	Barry L. Lazarus
Its:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Robert D. Parks	Director and chairman of the board	March 19, 2012
Name:	Robert D. Parks

By:	/s/ Brenda G. Gujral	Director	March 19, 2012
Name:	Brenda G. Gujral

By:	/s/ Lee A. Daniels*	Independent Director	March 19, 2012
Name:	Lee A. Daniels

By:	/s/ Gerald W. Grupe*	Independent Director	March 19, 2012
Name:	Gerald W. Grupe

By:	/s/ Heidi N. Lawton*	Independent Director	March 19, 2012
Name:	Heidi N. Lawton

By:	/s/ Charles H. Wurtzebach*	Independent Director	March 19, 2012
Name:	Charles H. Wurtzebach

By:	/s/ Barry L. Lazarus	Director and President (principal executive officer) and chief operating officer	March 19, 2012
Name:	Barry L. Lazarus

By:	/s/ Steven T. Hippel	Treasurer and chief accounting officer (principal financial officer)	March 19, 2012
Name:	Steven T. Hippel

By:	/s/ Cathleen M. Hrtanek		March 19, 2012
*Signed on behalf of the named individuals by Cathleen M. Hrtanek under power of attorney.

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm*

* Filed as an exhibit to this Post-Effective Amendment No. 13.